EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2017 Results

  Closed on acquisition of FairPoint July 3, integration efforts are underway and progressing well
  Acquisition expands company’s fiber network to more than 36,000 fiber route miles across 24 states making Consolidated Communications the ninth largest fiber provider in the U.S.
  Data and Internet connections grew 4 percent year over year
  Metro Ethernet units grew 34 percent year over year

MATTOON, Ill., Aug. 03, 2017 (GLOBE NEWSWIRE) --  Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the second quarter 2017.  The Company will hold a conference call and simultaneous webcast to discuss its results as well as FairPoint Communications results today at 11 a.m. (ET).

Second quarter 2017 Consolidated Communications financial summary:

  Revenue totaled $170.0 million
  Net cash from operating activities was $41.8 million
  Adjusted EBITDA was $72.5 million
  Dividend payout ratio was 78.2 percent

“We grew data and Internet connections 4 percent reflecting our strategic focus on delivering high-bandwidth services to our customers, and delivered a solid quarter,” said Bob Udell, president and chief executive officer of Consolidated Communications.  “We are optimistic about our opportunities as we leverage an expanded, 24-state fiber network.”

“We are very pleased to have closed on the FairPoint acquisition on July 3, which adds a robust, enterprise class fiber network and positions Consolidated Communications as the ninth largest fiber provider in the U.S.,” Udell added.  “The financial benefits of this business combination are very compelling and include: a significant improvement in dividend payout ratio, meaningful improvement to financial leverage, and additional operating and strategic flexibility allowing us to continue to invest in broadband services and our fiber network.”

Financial Results for the Second Quarter

  Revenue in the second quarter totaled $170.0 million, compared to adjusted revenue of $176.4 million in the second quarter 2016 after excluding $10.5 million of revenue from the equipment sales and service business which the Company divested in 2016.  Commercial and carrier revenue growth of 2.7 percent partially offset the expected declines in consumer voice, subsidies and access.  Subsidies were down $2.6 million due to scheduled step downs in CAF II and Texas USF, and access revenue was down $2.1 million due to continued declines in rates associated with voice services.
  Income from operations was $21.6 million, compared to $23.0 million in the year-ago quarter, down primarily due to lower revenue, as described above, and partially offset by a decrease in operating expenses.
  Interest expense, net was $33.9 million compared to $19.1 million for the same period last year.  The increase in interest expense was primarily due to $3.5 million in amortization of the commitment fees for the financing secured in December for the FairPoint acquisition and the onset of ticking fees related to the financing, at the rate of approximately 4 percent per month, which totaled $9.7 million in the second quarter. In the quarter, we recognized $1.8 million in noncash interest expense associated with new interest rate hedges.  The increased expense was partially offset by the Company’s refinancing last October which will result in $2.0 million in annual interest savings.
  Cash distributions from the Company’s wireless partnerships were $7.7 million compared to $7.8 million the prior year period.
  Other income, net was $8.3 million, compared to $8.6 million in the second quarter of 2016.
  On a GAAP basis, net loss was ($2.6) million and GAAP earnings per share was ($.06).  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.16 in the second quarter, compared to $0.20 the same period last year.
  Adjusted EBITDA was $72.5 million compared to $78.0 million a year ago.  The year over year decline was primarily due to lower revenue.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.71.  Pro forma net debt to adjusted EBITDA leverage is estimated to be 4.25 before giving effect to targeted synergies of $55.0 million which are expected to be realized within the first two years from closing.

Cash Available to Pay Dividends, Capex

For the second quarter, cash available to pay dividends was $25.1 million, and the dividend payout ratio was 78.2 percent.  At June 30, 2017, cash and cash equivalents were $15.9 million.  Capital expenditures were $29.0 million for the second quarter.

Financial Guidance

The Company updated its full year financial guidance to include the FairPoint acquisition. The guidance presented in the following table, includes FairPoint as if we had owned the business for the full 2017 fiscal year.

	2016 Results
($ in millions)	CNSL	FRP	Combined	2017 Pro Forma Guidance
Cash interest expense[1]	$70.6	$77.2	$147.8	$111 to $116
Cash income taxes/refund[2]	$(0.2)	$1.3	$1.1	$2 to $4
Capital expenditures	$125.2	$117.1	$242.3	$230 to $235

(1) Pro Forma interest expense is based on the legacy CNSL debt structure plus the $935.0 million refinancing of FairPoint's debt as an incremental term loan under our credit agreement at rate of Libor, plus 3.00% coupon and 1.00% Libor floor. 2017 cash interest guidance does not include ticking fees or commitment fees.
(2) Cash income taxes primarily include local and state income taxes and federal income taxes will be shielded by net operating losses.

FairPoint second quarter 2017 results are shown in the financial tables below.

Dividend Payments

The Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Nov. 1, 2017 to stockholders of record at the close of business on Oct. 15, 2017.  This will represent the 49th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11 a.m. ET / 10 a.m. CT to discuss second quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 51172915.  A telephonic replay of the conference call will be available through Aug. 10, 2017 and can be accessed by calling 1-855-859-2056, conference ID:  51172915.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ:CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 24-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul.  Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016. The combined estimated results of financial condition have been prepared as of June 30, 2017 and gives effect to the acquisition as if it had occurred on that date.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets acquired, interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)

	June 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$15,859	$27,077
Accounts receivable, net	50,338	56,216
Income tax receivable	26,056	21,616
Prepaid expenses and other current assets	25,853	28,292
Total current assets	118,106	133,201

Property, plant and equipment, net	1,042,771	1,055,186
Investments	106,504	106,221
Goodwill	756,877	756,877
Other intangible assets	27,211	31,612
Other assets	9,600	9,661
Total assets	$2,061,069	$2,092,758

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,107	$6,766
Advance billings and customer deposits	25,040	26,438
Dividends payable	19,653	19,605
Accrued compensation	15,020	16,971
Accrued interest	26,415	11,260
Accrued expense	50,634	54,123
Current portion of long-term debt and capital lease obligations	17,830	14,922
Total current liabilities	164,699	150,085

Long-term debt and capital lease obligations	1,376,248	1,376,754
Deferred income taxes	241,363	244,298
Pension and other post-retirement obligations	126,283	130,793
Other long-term liabilities	19,297	14,573
Total liabilities	1,927,890	1,916,503

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,733,313 and 50,612,362, shares outstanding
as of June 30, 2017 and December 31, 2016, respectively	507	506
Additional paid-in capital	182,155	217,725
Accumulated deficit	(6,413)	-
Accumulated other comprehensive loss, net	(48,453)	(47,277)
Noncontrolling interest	5,383	5,301
Total shareholders' equity	133,179	176,255
Total liabilities and shareholders' equity	$2,061,069	$2,092,758

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenues	$169,950	$186,871	$339,885	$375,717
Operating expenses:
Cost of services and products	70,376	80,763	141,767	160,483
Selling, general and administrative
expenses	35,720	38,805	71,751	79,481
Acquisition and other transaction costs	1,793	248	3,524	248
Loss on impairment	-	610	-	610
Depreciation and amortization	40,483	43,491	82,678	87,631
Income from operations	21,578	22,954	40,165	47,264
Other income (expense):
Interest expense, net of interest income	(33,918)	(19,106)	(63,589)	(37,752)
Other income, net	8,315	8,632	13,520	15,843
Income (loss) before income taxes	(4,025)	12,480	(9,904)	25,355
Income tax expense (benefit)	(1,399)	12,323	(3,573)	17,296
Net income (loss)	(2,626)	157	(6,331)	8,059

Less: net income attributable to noncontrolling interest	102	81	82	134

Net income (loss) attributable to common shareholders	$(2,728)	$76	$(6,413)	$7,925

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$(0.06)	$-	$(0.13)	$0.15

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$(2,626)	$157	$(6,331)	$8,059
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,483	43,491	82,678	87,631
Deferred income taxes	-	7,524	22	7,524
Cash distributions from wireless partnerships in excess of/(less than) earnings	(459)	(920)	64	(1,153)
Non-cash, stock-based compensation	892	912	1,430	1,804
Amortization of deferred financing	4,409	804	8,809	1,598
Other adjustments, net	2,302	751	2,298	635
Changes in operating assets and liabilities, net	(3,186)	3,245	4,563	9,407
Net cash provided by operating activities	41,815	55,964	93,533	115,505
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(29,036)	(33,583)	(58,061)	(62,271)
Proceeds from sale of assets	58	36	101	50
Net cash used in investing activities	(28,978)	(33,547)	(57,960)	(62,221)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	16,000	7,000	23,000	7,000
Payment of capital lease obligations	(1,704)	(425)	(2,993)	(812)
Payment on long-term debt	(18,250)	(9,275)	(27,500)	(11,550)
Share repurchases for minimum tax withholding	-	-	(41)	(71)
Dividends on common stock	(19,653)	(19,623)	(39,257)	(39,174)
Net cash used for financing activities	(23,607)	(22,323)	(46,791)	(44,607)
Net change in cash and cash equivalents	(10,770)	94	(11,218)	8,677
Cash and cash equivalents at beginning of period	26,629	24,461	27,077	15,878
Cash and cash equivalents at end of period	$15,859	$24,555	$15,859	$24,555

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Commercial and carrier:
Data and transport services (includes VoIP)	$50,101	$48,558	$99,579	$97,670
Voice services	23,626	25,323	47,079	50,348
Other	4,931	2,703	8,833	5,327
	78,658	76,584	155,491	153,345
Consumer:
Broadband (VoIP, Data and Video)	50,856	53,103	102,521	107,662
Voice services	12,614	14,028	25,488	28,519
	63,470	67,131	128,009	136,181

Equipment sales and service	-	10,448	-	20,088
Subsidies	10,392	12,982	20,964	26,056
Network access	14,138	16,305	28,691	33,118
Other products and services	3,292	3,421	6,730	6,929
Total operating revenue	$169,950	$186,871	$339,885	$375,717

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

					Pro Forma	Pro Forma
	Three Months Ended		Six Months Ended		Six Months	Last Twelve
	June 30,		June 30,		Ended	Months Ended
	2017	2016	2017	2016	June 30, 2017	June 30, 2017
Net income (loss)	$(2,626)	$157	$(6,331)	$8,059	$10,376	$99,858
Add (subtract):
Income tax expense (benefit)	(1,399)	12,323	(3,573)	17,296	6,918	52,452
Interest expense, net	33,918	19,106	63,589	37,752	59,610	118,310
Depreciation and amortization	40,483	43,491	82,678	87,631	175,818	355,337
EBITDA	70,376	75,077	136,363	150,738	252,722	625,957

Adjustments to EBITDA (1):
Other, net (2)	2,497	2,190	6,037	3,941	2,777	6,600
Investment income (accrual basis)	(8,196)	(8,705)	(13,474)	(15,901)	(13,474)	(30,545)
Investment distributions (cash basis)	7,736	7,784	13,380	14,580	13,380	30,944
Pension/OPEB expense	(837)	719	(144)	1,439	5,875	(99,734)
Loss on extinguishment of debt	-	-	-	-	-	6,559
Non-cash compensation (3)	892	912	1,430	1,804	4,416	8,002

Adjusted EBITDA	$72,468	$77,977	$143,592	$156,601	$265,696	$547,783

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

			Pro Forma
	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017	June 30, 2017

Adjusted EBITDA	$72,468	$143,592	$265,696	(a)

- Cash interest expense	(17,709)	(35,153)	(55,795)
- Capital expenditures	(29,036)	(58,061)	(104,104)
- Cash income (taxes)/refund	(600)	(909)	(1,254)

Cash available to pay dividends	$25,123	$49,469	$104,543

Dividends Paid	$19,653	$39,257	$54,903
Payout Ratio	78.2%	79.4%	52.5%
Note: The above calculation excludes the principal payments on our debt
(a) Excludes targeted synergies of $55 million expected to be realized within the first two years from closing.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	June 30,
Summary of Outstanding Debt:	2017
Term loan, net of discount $4,346	$888,904
Revolving loan	-
Senior unsecured notes due 2022, net of discount $3,991	496,009
Capital leases	21,962
Total debt as of June 30, 2017	$1,406,875
Less deferred debt issuance costs	(12,797)
Less cash on hand	(15,859)
Total net debt as of June 30, 2017	$1,378,219

Adjusted EBITDA for the last
twelve months ended June 30, 2017	$292,750

Total Net Debt to last twelve months
Adjusted EBITDA	4.71x

	Pro Forma
	June 30,
Summary of Outstanding Debt:	2017
Term loan, net of discount $9,021	$1,819,229
Revolving loan	5,000
Senior unsecured notes due 2022, net of discount $3,991	496,009
Capital leases	24,154
Total debt as of June 30, 2017	$2,344,392
Less deferred debt issuance costs	(15,504)
Less cash on hand	(2,052)
Total net debt as of June 30, 2017	$2,326,836

Adjusted EBITDA for the last
twelve months ended June 30, 2017	$547,783	(a)

Total Net Debt to last twelve months
Adjusted EBITDA	4.25x

(a) Excludes targeted synergies of $55 million expected to be realized within the first two years from closing.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$(2,626)	$157	$(6,331)	$8,059
Transaction and severance related costs, net of tax	1,535	1,352	3,644	2,368
Amortization of commitment fee, net of tax	2,286	-	4,481	-
Ticking fees on committed financing, net of tax	6,366	-	11,314	-
Impairment charge for sale of Iowa ILEC, net of tax	-	375	-	375
Deferred tax related to asset held for sale	-	7,524	-	7,524
Non-cash stock compensation, net of tax	582	561	914	1,108
Adjusted net income	$8,143	$9,969	$14,022	$19,434

Weighted average number of shares outstanding	50,412	50,294	50,411	50,291
Adjusted diluted net income per share	$0.16	$0.20	$0.28	$0.39

Notes:
Calculations above assume a 34.8% and 38.5% effective tax rate for the three months ended and 36.1% and 38.6% for the six months ended June 30, 2017 and 2016, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	June 30,	March 31,	% Change	June 30,	% Change
	2017	2017	in Qtr	2016	YOY

Voice Connections(1)	449,312	453,332	(0.9%)	471,458	(4.7%)

Data and Internet Connections(1)	480,426	477,180	0.7%	462,559	3.9%

Video Connections	100,370	102,906	(2.5%)	111,617	(10.1%)

Business and Broadband as % of total revenue(2)	82.4%	82.1%	0.4%	80.9%	1.9%

Fiber route network miles (long-haul and metro)	14,214	14,172	0.3%	13,830	2.8%

On-net buildings	5,929	5,766	2.8%	5,348	10.9%

Consumer Customers	246,065	248,796	(1.1%)	262,177	(6.1%)

Consumer ARPU	$85.03	$86.47	(1.7%)	$85.35	(0.4%)

Notes:
(1) The acquisition of Champaign Telephone Co. and the sale of the Iowa ILEC resulted in a net increase of 4,905 data connections and a net reduction of 4,290 voice connections in the third quarter 2016.
(2) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.

FairPoint Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues	$199,139	$206,557	$401,046	$413,373
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	90,369	93,302	188,175	198,341
Other post-employment benefit and pension expense/(benefit)	2,922	(53,486)	6,019	(106,714)
Selling, general and administrative expense	46,875	49,440	96,728	99,776
Depreciation and amortization	53,917	55,105	108,711	112,743
Total operating expenses	194,083	144,361	399,633	304,146
Income from operations	5,056	62,196	1,413	109,227
Other income/(expense):
Interest expense	(21,078)	(20,583)	(41,456)	(41,193)
Other, net	156	95	319	253
Total other expense	(20,922)	(20,488)	(41,137)	(40,940)
Income/(loss) before income taxes	(15,866)	41,708	(39,724)	68,287
Income tax benefit/(expense)	251	(12,393)	254	(20,404)
Net income/(loss)	$(15,615)	$29,315	$(39,470)	$47,883

Weighted average shares outstanding:
Basic	26,999	26,858	26,980	26,835
Diluted	26,999	27,084	26,980	27,071

Income/(loss) per share, basic	$(0.58)	$1.09	$(1.46)	$1.78

Income/(loss) per share, diluted	$(0.58)	$1.08	$(1.46)	$1.77

FairPoint Communications, Inc. and Subsidiaries
Strategic Revenue Categorization and Product Revenue Detail (1)
(Dollars in millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Growth (2)
Broadband (2a)	$37.7	$34.8	$74.7	$68.8
Ethernet (2b)	24.2	24.9	48.7	48.5
Hosted and Advanced Services (2c)	5.1	4.1	10.3	7.9
Subtotal Growth	67.0	63.8	133.7	125.2
Growth as a % of Total Revenue	33.7%	30.9%	33.3%	30.3%

Convertible (3)
Non-Ethernet Special Access (3a)	14.6	16.7	29.7	34.9
Business Voice (3b)	28.4	29.9	57.0	60.4
Other convertible (3c)	4.6	5.0	9.5	10.4
Subtotal Convertible	47.6	51.6	96.2	105.7
Convertible as a % of Total Revenue	23.9%	25.0%	24.0%	25.6%

Legacy (4)
Residential Voice (4a)	48.6	53.4	97.4	107.3
Switched Access and Other (4b)	15.2	16.8	31.1	34.5
Subtotal Legacy	63.8	70.2	128.5	141.8
Legacy as a % of Total Revenue	32.0%	34.0%	32.0%	34.3%

Regulatory funding (5)	12.8	13.1	27.5	26.2
Regulatory funding as a % of Total Revenue	6.4%	6.3%	6.9%	6.3%

Miscellaneous (6)	7.9	7.9	15.1	14.5
Miscellaneous as a % of Total Revenue	4.0%	3.8%	3.8%	3.5%

Total Revenue	$199.1	$206.6	$401.0	$413.4

Notes:
(1) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(2) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including our value added reseller of unified communications, data networking and cabling infrastructure solutions, the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(3) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(4) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(5) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(6) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.

FairPoint Communications, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss)
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income/(loss)	$(15,615)	$29,315	$(39,470)	$47,883
Income tax (benefit)/expense	(251)	12,393	(254)	20,404
Interest expense	21,078	20,583	41,456	41,193
Depreciation and amortization	53,917	55,105	108,711	112,743
Pension expense (a)	2,115	2,020	4,406	4,056
OPEB expense/(benefit) (a)	807	(55,506)	1,613	(110,770)
Compensated absences (b)	(1,865)	(2,226)	4,021	4,061
Severance	40	38	270	1,497
Other non-cash items, net (e)	1,296	1,401	2,983	4,095
All other allowed adjustments, net (f)	1,402	(40)	2,544	(128)
Adjusted EBITDA (1)	$62,924	$63,083	$126,280	$125,034
Adjusted EBITDA Margin	31.6%	30.5%	31.5%	30.2%

Adjusted EBITDA (1)	$62,924	$63,083	$126,280	$125,034
Pension contributions	(4,148)	(3,558)	(7,520)	(3,558)
OPEB payments	(1,460)	(1,182)	(2,668)	(2,596)
Capital expenditures	(23,977)	(26,805)	(46,043)	(52,685)
Unlevered Free Cash Flow (2)	$33,339	$31,538	$70,049	$66,195

Notes:
(1) For purposes of calculating Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net income/(loss) for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense/(benefit),
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, expenses related to permitted transactions, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(2) Unlevered Free Cash Flow refers to Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement) minus capital expenditures, cash pension contributions and cash payments for OPEB.

FairPoint Communications, Inc. and Subsidiaries
Select Operating Metrics
(Unaudited)

	June 30,	March 31,	% Change	June 30,	% Change
	2017	2017	in Qtr	2016	YOY

Broadband subscribers (1)	304,193	305,353	(0.4%)	311,440	(2.3%)

Ethernet Circuits	16,334	15,974	2.3%	15,137	7.9%

Residential voice lines	347,393	356,144	(2.5%)	388,983	(10.7%)

Employee Headcount	2,430	2,471	(1.7%)	2,663	(8.7%)

Notes:
(1) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  620-227-4455
lisa.hood@consolidated.com